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                                                                    EXHIBIT 4.10

                   INSYNC SYSTEMS, INC.INSYNC SYSTEMS, INC.

               EMPLOYEE AND AFFILIATES-STOCK PURCHASE AGREEMENT
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1.  Parties.  This agreement is between Insync Systems, Inc., a California
    -------
Corporation (the "Company") and the undersigned employee or affiliated person of the Company (the "Employee").

2.  Stock Subject to Agreement.  This agreement applies to all stock of the
    --------------------------
Company acquired by the Employee on or after the date of this Agreement.

3.  Option in Company- Termination of Employment.  Upon the termination of the
    --------------------------------------------
Employees' employment for any reason other than his death, the company shall have the option to purchase any or all of the shares of stock of the Company which he then owns (the "option shares") . The period during which the Company may exercise this option shall begin on the date of termination of his employment (the "record date") and end 90 days after the record date.

4.  Option in Company - Death Of Employee.  Upon the death of the Employee,
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during or after the termination of his employment, the Company shall have the option to purchase any or all of the shares of stock of the Company which he then owns (the "option stock"). The period during which the Company may exercise this option shall begin on the date of his death (the "record date") and end 90 days after the company is notified of his death.

5.  Option in Company - Transfer by Employee.  Before the Employee may transfer,
    -----------------
voluntarily or involuntarily, any of the shares of

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stock of the Company, the Company shall have the option to purchase any or all of the shares proposed to be transferred (the "option stock"). The period during which the Company may exercise this option shall begin on the date the Company is notified of the proposed transfer (the "record date") and end 90 days after the record date. The term "transfer" includes but is not limited to a sale, gift or pledge. Section 5 of this agreement shall not apply to stock which is option stock under section 4 of this agreement.

6.  Exercise by Company.  The Company shall exercise its option under this
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agreement by notifying the Employee of its election to purchase a specified number of option shares. If the Company does not elect to purchase all of the option shares, the Company shall, before or upon the expiration of its option, so notify the shareholders of the Company on record on the record date.

7.  Option in Shareholder.  Each shareholder of the Company of record on the
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record date (the "shareholder") shall have the option to purchase a portion of the option shares which the Company does not elect to purchase (the "remaining option shares") . The period during which a shareholder may exercise his option shall end 30 days after the Company notifies the Shareholders of its election.

8.  Exercise by Shareholder.  A shareholder shall exercise his option by
    -----------------------
notifying the Company and the employee of his election to purchase a specified number of time remaining option shares. A shareholder may purchase a portion of the remaining option shares based on the ratio of the number of shares of stock of the company owned by him on the record date to the number of shares of stock of

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the Company owned by all shareholders an the record date.

9.   Shares Not Purchased.  After the end of the period during which the Company
     --------------------
and the Shareholders may exercise their options to purchase shares of stock of the Company proposed to be transferred by the Employee, but not more than 180 days after the Company is notified of the proposed transfer, the Employee may transfer the option shares which the Company and the Shareholders do not elect to purchase.

10.  Purchase Price.  The price per share at which option shares may be
     --------------
purchased by the Company and Shareholders shall he set annually by the Board of Directors, which shall consider those facts which in their discretion best approximate the fair market value of said stock. The Board shall set a per share value and an appropriate discount rate for the total shares which do not equal more that 25% of the outstanding shares of stock of the Company. Such price shall include a value for "goodwill" of the Company which will take into account increases in business- growth, reputation in the community, work in progress, promotion activity outstanding, and increased networking relationships as an asset of the business. The fixed price set forth by the Board shall be binding on the Employees for all purposes of this Agreement. In the event that the Board has not determined a stock value within 12 months prior to the exercise date, any Shareholder may request that a study be undertaken to arrive at a new fixed price to be determined by the Board of Directors. If the Board fails to meet within 15 days after the shareholder's request for a valuation to

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arrive at a new fixed price then the matter will be submitted at the direction of the Board to arbitration or appraisal such arbitration or appraisal to be effected in accordance with this Article. Within ten (10) days the Board shall select whether arbitration or appraisal value shall be used and select 1 arbitrator or appraiser. The selling Shareholder shall give written notice to the Board of Directors of the acceptability of the appointed person. If the Shareholder fails to notify the Board of the appointment of its arbitrator or appraiser, as aforesaid, within or by the time above specified, then the person appointed by the Board shall act. If the Shareholder objects to said person appointed then the arbitrator or appraiser chosen by the Board shall within tan
(10) days appoint a second arbitrator or appraiser and the two by mutual agreement shall appoint a third. In the event the selecting arbitrators are unable to agree upon such appointment within ten (10) days after the time aforesaid, then any party, on behalf of all, may request such appointment of the arbitrators or appraisers be made by the United States District Judge for the District in which San Jose, California is located. In the event of the failure, refusal or inability of any arbitrators or appraisers to act, a new arbitrators or appraisers shall be appointed in his stead, and the decision of the arbitrators or appraisers so chosen shall be given within a period of thirty
(30) days after his appointment. The decision of the arbitrators or appraisers so appointed and acting hereunder concur shall in all cases be binding and conclusive upon

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the parties.  Each party shall pay one-half (1/2) of the fees and expenses.  All hearings and proceedings held and all investigations and action taken by the arbitrators or appraiser(s) shall take place in San Jose, California.

     All arbitration proceedings shall be conducted in accordance with the applicable rules of the American Arbitration Association then in effect. Any award rendered therein shall be final and binding on all parties and judgment may be entered thereon in any court having jurisdiction thereof. The arbitrator
(s) may, in their discretion, declare a "winner" in the arbitration.

     The appraisal shall be conclusively binding on all of the parties concerned. In the event the Corporation can legally make a redemption of the terminated Shareholders share, the Shareholder may assign to the Corporation any right and duty herein provided at a price determined by the mutual agreement of the Shareholders where the Shareholders are able to mutually agree an a price.

11.  Closing.  The purchase price shall be paid by the purchaser to the employee
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and the shares of stock to be purchased shall be delivered by the Employee to the purchaser not more than 30 days after the end of the period during which the shareholders may exercise their options. The closing shall take place at the main office of the Company unless the Employee and the purchaser agree otherwise.

12.  Installment Purchase.  At the election of the purchaser, 80% of the
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purchase price may be deferred and paid in four (4) annual installments each equal to 20% of the purchase price. Interest

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shall be paid annually on the unpaid balance at the rate of 7%.  The debt of the purchaser shall be reflected in a note and secured by the shares of stock which the purchaser has not yet paid for. Certificates will be issued when payments are completed.

13.  Termination of Provisions.  The provisions of this Section shall terminate
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and cease to have effect upon the earliest to occur of (i) the consummation of a firm commitment underwritten public offering pursuant to an effective registration statement under the securities Act of 1933, as amended (the "Act") covering the offer and sale of the Company's common stock, (ii) the date upon which the company becomes a reporting company under either section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended, or (iii) the closing date of a sale of assets or merger of the Company or other acquisition transaction pursuant to which the shareholders of the Company receive securities of a buyer whose shares are publicly traded.

14.  Capital Changes.  If, from time to time during the term of this agreement:
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     (a) there is any stock dividend or liquidating dividend to cash and/or property, stock split, or other change an the character or amount of any of the outstanding securities of the Company; or

     (b) there is any liquidation or consolidation or merger of the Company with another corporation;

then, except as otherwise expressly provided herein, in such event, any and all new, substituted or additional securities, or other property, other than cash, to which Purchaser is entitled by reason

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of Purchaser's ownership of the shares shall be immediately subject to this agreement and be included in the word "shares" for all purposes with the same force and effect as the shares presently subject to the purchase option, right of first refusal and other terms of this Agreement. While the aggregate option price shall remain the same after each such event, the option price per share upon execution of 'the purchase option shall be appropriately adjusted. In the event of any cash divided or liquidating distribution made with respect to the shares, the Company may apply the amounts thereof against any indebtedness owed by Purchaser to the company.

15.  Securities Law Compliance.
     --------------------------

     (a) Exemption from Registration. The shares have not been registered under the Act and are being issued to purchaser in reliance upon the exemption from such registration provided by Rule 701 of the Securities and Exchange Commission for stock issuances under compensatory benefit arrangements such as this agreement. Purchaser hereby acknowledges receipt of a copy of this agreement. The shares have not been qualified under the California Corporate Securities Law of 1968 and a-re being issued to purchaser in reliance upon the exemption from qualification provided by section 25102 (f) of the Corporations Code.

     (b) Investment Representations. As an inducement to the Company to issue the shares to purchaser, and in order to establish the suitability of purchaser for such an investment, purchaser hereby represents and warrants to the company as follows;

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     (i)  investment Intent. Purchaser is aware of and familiar with the
Company's business affairs and financial condition and has acquired sufficient information about the company to reach a knowledgeable and informed decision to acquire the shares. Purchaser is acquiring the shares for investment for his own account, not for resale, without any intention of or view toward or for participant, directly or indirectly, in a distribution of the shares or any portion thereof.

     (ii) Representatives. Purchaser has consulted with such professional advisors (the "representatives"), if any, as purchaser has seen fit in connection with this proposed investment.

     (iii) Experience. Purchaser and Purchaser's representative, if any, have such knowledge and experience in financial and business matters that Purchaser is capable of evaluating the merits and risks of investment in the shares,

     (iv) Risks. Purchaser understands that an investment in the Company is speculative, that any possible profits therefrom are uncertain, and the Purchaser must bear the economic risks of the investment in the Company for an indefinite period of time. Purchaser is able to bear these economic risks and to hold the shares for an indefinite period.

     (v) Information. Purchaser and Purchaser's representative, if any, have received all information and data

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with respect to the Company which Purchaser or Purchaser's representative have requested and have deemed relevant in connection with an evaluation of the merits and risks of this investment in the Company, and do not desire any further information or data with respect to the Company prior to the purchase of the shares.

     (vi) Domicile. Purchaser is a bona fide resident and domiciliary, not a temporary transient resident, of and Purchaser's principal residence is the State of California, and Purchaser does not have any present intention of moving his principal residence from California.

     (vii) Legends. Purchaser understands and agrees that (i) the legends set forth in Section 16 will be placed on the certificates evidencing the shares and on the certificates issued to transferees; (ii) the stock records of the Company will be noted with respect to such restrictions; and (iii) the Company will not be under any obligation to register the Shares or to comply with any exemption available for sale of the shares without registration.

     (viii) Restrictions on Resale. Purchaser understands that, under relevant securities law requirements, additional restrictions on the transferability of the shares will apply, unless Company, in its discretion, otherwise determines. Purchaser understands that the shares must be held indefinitely unless they are subsequently registered under the Act or an exemption from such registration is available. The

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     Company is under no obligation to so register the shares . Purchaser understand that Rule 701 and Rule 144 of the Securities and Exchange Commission permit limited public resale of securities acquired in non-public offering subject to satisfaction of certain conditions Purchaser understands. that the Company may not be satisfying, and is not obligated to satisfy, any requirement or Rule 144 at such time as Purchaser might wish to sell any of the shares, and if so, Purchaser might be precluded from selling any of the shares under Rule 144. Purchaser further understand that 90 days after the company becomes subject to the reporting requirements under Section 13 or Section 15(d) of the Securities Exchange Act of 9134, the shares issued under Rule 701 may be resold by a person who is not an affiliate of the Company without compliance with many of such Rule 144 conditions (such as the current public information, holding period, volume limitation and notice filing requirements) and by a person who is an affiliate of the Company without any holding period requirements (subject to the other limitations set forth in the Agreement).

     (c) Further limitations on Disposition. Without in any way limiting the representations set forth above, Purchaser further agrees that Purchaser shall in no event make any disposition of any portion of the shares unless and until:

          (i) (A) there is in effect a registration statement under the Act covering such proposed disposition and such

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     disposition is made in accordance with said registration statement; or (B)
     (1) Purchaser shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, (2) Purchaser shall have furnished the Company with an opinion of the Purchaser's counsel to She effect that such disposition will not require registration of such shares under the Act and. (3) such opinion of the Purchaser's counsel shall have been concurred in by counsel for the Company and the Company shall have advised Purchaser of such concurrence; and

          (ii) the shares proposed to be transferred are no longer subject to the purchase option and there has been compliance 'With the right of first refusal provisions contained in Section 3.

16.  Legends an Shares.  Each certificate representing the shares shall have
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conspicuously printed on it the following legends:

     (a) "THESE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") I OR THE SECURITIES LAWS OF VARIOUS STATES AND HAVE BEEN ISSUED AND SOLD PURSUANT TO AN EXEMPTION FROM THE ACT I AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED BY THE HOLDER THEREOF AT ANY TIME EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE ACT COVERING THESE SHARES, OR (2) UPON DELIVERY TO THE CORPORATION OF AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT THESE SHARES MAY BE

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TRANSFERRED WITHOUT REGISTRATION."

     (b) "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER AND RIGHTS OF REPURCHASE AND RIGHTS OF FIRST REFUSAL AS SET FORTH IN AN AGREEMENT BETWEEN THE CORPORATION AND THE REGISTERED HOLDER OR HIS PREDECESSOR IN INTEREST, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION."

     (c) Any legend required to be placed thereon by the California Commissioner of Corporations or required by the applicable blue sky laws of any state .

17.  Valuation of shares.  Purchaser understands that the shares have been
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valued by the board of directors for the purpose of this sale, and that the
Company believes this valuation represents a fair attempt to reaching an accurate appraisal of their worth. Purchaser also understands, however, that the Company can give no assurances that such price is in fact the fair market value of the shares and that it is possible that the Internal Revenue services would successfully assert that the value of the shares on the date of purchase is substantially greater than so determined. If the Internal Revenue Service were to succeed in a determination that the shares had value greater than the purchase price, the additional value would constitute ordinary income as of the date of its receipt. The additional taxes (and interest) due would be payable by purchaser, and there is no provision for the company to reimburse purchaser for that tax liability. Purchaser assumes all responsibility for such potential tax liability.

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18.  Section 83(b) Election.
     ----------------------

     (a) Purchaser understands that Section 83 of the Internal Revenue Code of 1986, as amended (the "Code") taxes as ordinary income the difference between the amount paid for the shares and the fair market value of the shares as of the date any restrictions of the shares lapse. In this context, "restriction" means the right of the Company to buy back the shares pursuant to the purchase option. In the event the Company has registered under the Securities Exchange Act of 1934, "restriction" with respect to officer, directors and 10% shareholders also means the six-month period after the purchase of the share during which sales of certain securities by such officers, directors, and 10% shareholders would give rise to liability under Section 16(b) of the Exchange Act. Purchaser understands that he may elect to be taxed at the time the shares are purchased rather than when and as the purchase option or six-month section 16(b) period expires, by filing an election under Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days after the date of purchase. Even if the fair market value of the share equals the amount paid for the shares (and thus no tax is payable), the election must be made to avoid adverse tax consequences in the future. Purchaser understand that failure to make this filing in a timely manner will result in the recognition of ordinary income by Purchaser, as the purchase option lapses or after the lapse of the six-month section 16(b) period, on any difference between the purchase price and the fair market value of the shares at the time such restrictions lapse.

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          PURCHASER ACKNOWLEDGES THAT IT IS PURCHASER'S SOLE RESPONSIBILITY AND
NOT THE COMPANY'S TO TIMELY FILE THE ELECTION UNDER SECTION 83 (b) EVEN IF PURCHASER REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON PURCHASER'S BEHALF,

          (b) If Purchaser makes any tax election relating to the treatment of the shares under the Code, at the time of such election Purchaser shall promptly notify the Company of such Election.

19.  Market Lock Up.
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          (a) Lock up Period.  In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Act, including the Company's initial public offering, Purchaser shall not sell, make any short sale of, loan, hypothecate, pledge, grant any option of the purchase of, or otherwise dispose or transfer for value or otherwise agree to engage in any of the foregoing transactions with respect to any of the shares without the prior written consent of the Company or its underwriters, for such period of time from and after the effective date of such registration statement as may be requested by he Company or such underwriters; provided, however, that in no event shall such period exceed one hundred eighty (180) days. This section 7(c) shall only remain in effect for the two year period immediately following the effective date of the Company's initial public offering and shall thereafter terminate and cease to be in force and effect.

          (b) Limitation. Purchaser shall be subject to the market lock

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up provisions of this Section 7 (c) provided and only if the officers and directors of the Company are also subject to similar arrangements.

     (c) Stop Transfer. In order to enforce the provisions of this paragraph the Company may impose stop-transfer instructions with respect to the shares until the spend of the applicable lock up period.

20.  Employment at Will.  The parties acknowledge that Purchaser's employment
     ------------------
relationship with the Company is at the will of either party, unless otherwise agreed in writing, and that nothing in this Agreement shall effect in any manner whatsoever the right or power of Purchaser or the Company, or a parent or subsidiary of the Company, to terminate Purchaser's employment for any reason, with or without cause. This Agreement does not constitute an express or implied promise of continued employment for the vesting period or any other period.

21.  Rights as a Shareholder.  Subject to the provisions and limitations hereof,
     -----------------------
Purchaser may, during the term of this Agreement, exercise all rights and privileges of a shareholder of the company with respect to the Shares.

22.  Additional Actions.  The parties will execute such further instruments and
     ------------------
take such further action as may reasonably be necessary to carry out the intent of the agreement.

23.  Notices.  Any notice required or permitted hereunder shall be
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given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States Post office,

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by regular or certified mail with postage and fees prepaid, addressed, if to
Purchaser, at his address set forth on the signature page hereto and, if to the Company, at the address of its principal corporate offices (attention:
President) or at such other address as such party may designate by tan days advance written notice to the other party.

24.  Assignment.  The Company may assign its rights and delegate
     ----------
its duties under this agreement. If any such assignment or delegation requires consent of the California Commissioner of Corporations, the parties agree to cooperate in requesting such consent. This agreement shall inure to the benefit of the successors and assigns of the company and, subject to the restrictions on transfer herein set forth, be binding upon purchaser, purchaser's heirs, executors, administrators, successors and assigns.

25.  No Waiver.  The failure of the company (or its assignees) in any instance
     ---------
to exercise the purchase option or the failure of the company (or its assignees) in any instance to exercise the right of first refusal, shall not constitute a waiver of any other repurchase rights and/or rights of first refusal that may subsequently arise under the provisions of this Agreement or any other agreement between the Company and purchaser. No waiver of any breach or condition of this agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.

26.  Cancellation of Shares.  If the Company (or its assignees)
     ----------------------

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shall make available, at the time and place and in the amount and form provided in this agreement, the consideration for the shares to be repurchased in accordance with the provisions of this agreement, then from and after such time, the person from whom such shares are to be repurchased shall no longer have any rights as a holder of such shares (other than the right to receive payment of such consideration in accordance with this agreement), and such shares shall be deemed purchased in accordance with the applicable provisions hereof and the company (or its assignees) shall be deemed the owner and holder of such shares, whether or not the certificates therefor have been delivered as required by this agreement.

27.  Entire Agreement.  This Agreement (constitutes the entire contract between
     ----------------
the parties hereto with regard to the subject matter hereof.

28.  Governing Law.  This agreement shall be governed by, and construed in
     -------------
accordance with, the laws of the State of California, as such laws are applied to contracts entered into and performed in such State.

29.  Counterparts.  This Agreement may be executed in counterparts, each of
     ------------
which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

30.  Severability.  If any provision of this Agreement is held by a court of
     ------------
competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired in any way and

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shall be construed in accordance with the purpose and terms of this Agreement.

31.  Amendments.  This agreement may not be amended, modified or supplemented
     ----------
except by a writing executed by both parties.

32.  Independent Counsel.  Employee acknowledges that he has or has been advised
     -------------------
to have the benefit of independent legal counsel of his own choosing on reviewing this agreement.

33.  Headings.  The section headings contained in this agreement are included
     --------
for convenience of reference only and are not intended by the parties to be a part of or to affect the meaning or interpretation of this Agreement.

     THE VESTING OF SHARES PURSUANT TO THIS AGREEMENT IS EARNED BY CONTINUED EMPLOYMENT, AND THE COMPANY'S RIGHT TO REPURCHASE UNINVESTED SHARES UPON TERMINATION IS ABSOLUTE WHETHER THE TERMINATION IS VOLUNTARY OR INVOLUNTARY OR WITHOUT CAUSE.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

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